CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-170621 and 170622 on Pre-effective Amendment No. 1 to Form S-3 of First PacTrust Bancorp, Inc of our report dated March 10, 2010 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of First PacTrust Bancorp, Inc for the year ended December 31, 2009, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP

Crowe Horwath LLP
Costa Mesa, California
November 19, 2010